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                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings


                                 OHM CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands, Except Per Share Data)
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                                                                Three Months Ended                     Nine Months Ended
                                                                   September 30,                         September 30,
                                                            --------------------------            -------------------------
                                                               1997              1996                1997            1996
                                                            ---------         ---------           ---------        --------
PRIMARY:

      Average shares outstanding                               27,267            26,862              27,151           26,774
      Net effect of dilutive stock options and
         warrants--based on the treasury stock method              34                --                  -- (1)           13
                                                            ---------         ---------           ---------        ---------

                         Total                                 27,301            26,862              27,151           26,787
                                                            =========         =========           =========        =========

      Net income (loss)                                     $   4,914         $   3,996           $ (25,257)       $   7,705
                                                            =========         =========           =========        =========

      Per share amount                                      $    0.18         $    0.15           $   (0.93)       $    0.29
                                                            =========         =========           =========        =========


FULLY DILUTED:

      Average shares outstanding                               27,267            26,862              27,151           27,774
      Net effect of dilutive stock options and
         warrants--based on the treasury stock method              34 (2)            38 (2)              -- (1)           38 (2)
                                                            ---------         ---------           ---------        ---------

                         Total                                 27,301            26,900              27,151           27,812
                                                            =========         =========           =========        =========

      Net income (loss)                                     $   4,914         $   3,996           $ (25,257)       $   7,705
                                                            =========         =========           =========        =========

      Per share amount                                      $    0.18         $    0.15           $   (0.93)       $    0.29
                                                            =========         =========           =========        =========



(1) Primary and fully diluted earnings per share computations for the nine months ended September 30, 1997, do not give effect to stock options and warrants since their inclusion would have the effect of decreasing the net loss per share.

(2) Fully dilutive effect of stock options and warrants on per share amounts for the three and nine months ended September 30, 1997, has not been presented in the statement of operations since any reduction of less than 3% in the aggregate need not be considered as dilution.

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